As filed with the Securities and Exchange Commission on November 12, 2008
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

IRON MOUNTAIN INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-2588479 (I.R.S. Employer Identification No.)

745 Atlantic Avenue, Boston, Massachusetts 02111
(Address of Principal Executive Offices including zip code)

Iron Mountain Incorporated 2002 Stock Incentive Plan
(Full Title of the Plan)

Robert T. Brennan
President and Chief Executive Officer
Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111
(617) 535-4766
 (Name, Address and Telephone Number of Agent For Service)

COPY TO:
William J. Curry, Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 338-2800
_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	7,500,000	$22.805	$171,037,500	$6,721.78

(1)           In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)           The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on November 11, 2008.

The prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, which is being provided to participants in the Iron Mountain Incorporated 2002 Stock Incentive Plan (the “Plan”) in conjunction with this registration statement also relates to the shares registered under the Registration Statement on Form S-8 dated May 24, 2002 (File No. 333-89008), as amended by Post-Effective Amendment No. 1 to Form S-8 dated June 3, 2005; the Registration Statement on Form S-8 dated August 18, 2004 (File No. 333-118322), as amended by Post-Effective Amendment No. 1 to Form S-8 dated June 3, 2005; the Registration Statement on Form S-8 dated November 12, 2004 (File No. 333-120395), as amended by Post-Effective Amendment No. 1 to Form S-8 dated June 3, 2005; and the Registration Statement on Form S-8 dated November 15, 2006 (File No. 333-138716) of Iron Mountain Incorporated (collectively, the “Prior Registration Statement”).

Registration of Additional Securities – Explanatory Note

We are filing this registration statement to register an additional 7,500,000 shares of our common stock for issuance under the Plan. The increase in the number of shares authorized for issuance under the Plan was approved by our stockholders at our 2008 annual meeting held on June 5, 2008.  Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except for Item 3, Item 8 and Item 9 of Part II of the Prior Registration Statement, which are being updated by this registration statement.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by us with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 29, 2008;

(b)  Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed on May 9, 2008, for the quarter ended June 30, 2008, filed on August 8, 2008, and for the quarter ended September 30, 2008, filed on November 6, 2008;

(c)  Our Current Reports on Form 8-K filed on February 28, 2008 (Item 5.02 only), March 12, 2008, May 9, 2008, June 2, 2008, June 4, 2008, June 11, 2008, August 11, 2008 and September 17, 2008; and

(d)  The description of our common stock contained in the registration statement on Form 8-A filed on May 27, 1997 (File No. 1-13045), as amended by Amendment No. 1 to Form 8-A filed on June 3, 2005 and all further amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Company, as amended. (Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 2006).
4.2	Amended and Restated Bylaws of the registrant (Incorporated by reference to the registrant's Current Report on Form 8-K dated September 17, 2008).
5.1	Opinion of Sullivan & Worcester LLP.*
23.1	Consent of Sullivan & Worcester LLP (Contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.*
24	Powers of Attorney (Included in the signature page to this registration statement).
99.1	Iron Mountain Incorporated 2002 Stock Incentive Plan. (Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 2002).
99.2
Third Amendment to the Iron Mountain Incorporated 2002 Stock Incentive Plan. (Incorporated by reference to Appendix A of the registrant's Proxy Statement for the 2008 Annual Meeting of Stockholders filed April 21, 2008).

___________
* filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 12th day of November, 2008.

IRON MOUNTAIN INCORPORATED

By:  /s/ Robert T. Brennan
Name: Robert T. Brennan
Title:   President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.  The undersigned officers and directors of the registrant hereby severally constitute and appoint Robert T. Brennan and Brian P. McKeon, and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any and all amendments or supplements, whether pre-effective or post-effective, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

Signature	Title	Date
/s/ Robert T. Brennan Robert T. Brennan	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2008
/s/ Brian P. McKeon Brian P. McKeon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2008
/s/ C. Richard Reese C. Richard Reese	Executive Chairman of the Board and Director	November 12, 2008
/s/ Clarke H. Bailey Clarke H. Bailey	Director	November 12, 2008
/s/ Constantin R. Boden Constantin R. Boden	Director	November 12, 2008
/s/ Kent P. Dauten Kent P. Dauten	Director	November 12, 2008
/s/ Michael Lamach Michael Lamach	Director	November 12, 2008
/s/ Arthur D. Little Arthur D. Little	Director	November 12, 2008
/s/ Vincent J. Ryan Vincent J. Ryan	Director	November 12, 2008
/s/ Laurie A. Tucker Laurie A. Tucker	Director	November 12, 2008